Exhibit 99.1

Dream Finders Homes Reports Third Quarter 2021 Financial Results

Backlog of Sold Homes Increased 146.2% to 4,520 Homes Valued at Over $1.8 Billion During Quarter

Jacksonville, Fla. – (November 10, 2021) — Dream Finders Homes, Inc. (the “Company” or “DFH”) (NASDAQ: DFH), one of the nation’s fastest growing homebuilders, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights (As Compared to Third Quarter 2020)

●
Backlog of sold homes increased 146.2% to 4,520 homes valued at $1.8 billion, both company records, compared to 1,836 homes valued at $684 million. On October 1, 2021, DFH completed the acquisition of McGuyer Homebuilders, Inc. (MHI), which increased its backlog of sold homes to 6,364 homes valued at over $2.8 billion. The remaining highlights below do not include financial results for the MHI acquisition

●	Home building revenues increased 27.9% to $361 million from $283 million
●	Gross margin as a percentage of home sales revenues increased 120 basis points to 16.0% from 14.8%
●	Pre-tax income increased 15.0% to $28 million, compared to $24 million
●	Average sales price of homes closed increased 3.9% to $375,693 from $361,442
●	Home closings increased 17.4% to 916 from 780 homes
●	Net new orders increased 12.3% to 1,301 from 1,159
●
Controlled lot pipeline increased 59.7% to 30,766 as of September 30, 2021, from 19,276 at December 31, 2020. As of September 30, 2021, the Company owned 4,118 lots, of which 3,619 were homes under construction

●	Active community count increased 35.4% to 107 from 79
●	Return on equity was 42.4% for the trailing twelve months ended September 30, 2021, compared to 43.9% for the trailing twelve months ended September 30, 2020

Management Commentary

“We have successfully delivered our third sequential quarter of year-over-year revenue, gross margin and pre-tax income growth, despite supply chain constraints,” said Patrick Zalupski, Chairman and CEO of DFH. “We’ve continued to see elevated consumer housing demand and price appreciation; however, industry-wide labor, material and supply chain challenges have impacted sequential gross margins and temporarily drawn out cycle times by a month longer than our historical averages. Despite the challenges in the industry, inclusive of MHI, we have a record backlog of 6,364 sold homes with a value of over $2.8 billion, and collectively, our owned and controlled land position is over 40,000 lots. Our high-performing culture has been tested daily over the past year and remains committed to delivering long-term value to our customers and shareholders, alike. As we look ahead, I am confident in our team’s ability to deliver record fourth quarter revenues and substantial revenue growth in fiscal 2022, when we convert the largest backlog in the Company’s history.”

Third Quarter 2021 Results for the Quarter Ended September 30, 2021

Home building revenues for the third quarter 2021 increased 27.9% to $361 million, compared to $283 million in the same year-ago quarter. Home closings increased 17% to 916, compared to 780 in the same year-ago quarter. Average sales price (ASP) of homes closed for the third quarter 2021 was $375,693, compared to $361,442 in the same year-ago quarter, primarily due to home price appreciation.

Home building gross margin in the third quarter 2021 improved 120 basis points to 16.0%, compared to 14.8% in the same year-ago quarter, primarily due to lower cost of capital. SG&A as a percent of home sales revenues was 8.9% in the third quarter 2021, compared to 7.0% in the same year-ago quarter, primarily as a result of extended cycle times due to supply challenges and as Management has built the Company’s headcount to support the record backlog.

Net new orders in the third quarter 2021 increased 12.3% to 1,301, compared to 1,159 in the same year-ago quarter, primarily due to increased community count. As expected, sales pace slowed in the third quarter when compared to the robust first half of 2021, as the Company manages sales pace to maximize margins. The cancellation rate remains within industry averages at 11.8% for the nine months ended September 30, 2021, compared to 12.9% in the same year-ago nine-month period. At the end of the third quarter 2021, the Company had a record backlog 4,520 homes, valued at $1.8 billion, which represents record increases of 146% and 166%, respectively, when compared to the same year-ago quarter. The average sales price in backlog as of September 30, 2021, was $402,500. The Company believes the backlog of homes sold is the best indicator for future growth and expects a moderate increase in the average sales price of homes closed in future quarters.

Net income attributable to DFH in the third quarter of 2021 was $19.1 million, or $0.20 per diluted share, compared to net income of $22.5 million in the third quarter of 2020*.  Excluding the $4.0 million income tax expense in the third quarter of 2021, which was not applicable to DFH in the third quarter of 2020 prior to its corporate reorganization, net income attributable to DFH would have increased 3% in the third quarter of 2021.

The Company recorded an increase in contingent consideration of $0.6 million in the third quarter primarily in relation to the H&H Homes acquisition. At the time of the H&H Homes acquisition, the Company recorded a contingent consideration liability based on the expected value of future earn out payments of the acquiree. This liability is remeasured to fair value quarterly and the adjustment is recorded in other expense.

*DFH completed their initial public offering on January 21, 2021 and does not have a comparable earnings per diluted share for the third quarter ended September 30, 2020.

Subsequent Events

On October 1, 2021, DFH completed the acquisition of the homebuilding, mortgage banking and title insurance assets of privately held Texas homebuilder McGuyer Homebuilders, Inc. and related affiliates (collectively “MHI”), for $471 million in cash at closing, subject to post-closing adjustments. As of October 1, 2021, MHI had approximately 104 active communities, a backlog of 1,844 homes with a value in excess of $1 billion and 5,500 lots under control.

Full Year 2021 Outlook

The Company is updating its outlook and now expects 4,900 to 5,300 home closings for DFH, inclusive of MHI, compared to a previous outlook for 5,000 to 6,000 home closings due to longer cycle times as a result of industry wide supply chain challenges. Any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively impact the Company’s ability to achieve this number of home closings in 2021.

About Dream Finders Homes, Inc.

Dream Finders Homes (NASDAQ: DFH) is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2021 home closings; market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021 .	2020 .
Revenues	$362,983,638	$284,166,827	$1,071,820,104	$672,706,388
Cost of sales	303,386,434	240,701,064	898,012,615	575,683,384
Selling, general and administrative expense	32,434,505	19,856,843	88,086,880	55,071,469
Income from equity in earnings of unconsolidated entities	(1,372,690)	(1,557,559)	(4,230,084)	(4,843,649)
Loss/(Gain) on sale of assets	(55,347)	(18,711)	(72,830)	(53,006)
Loss on extinguishment of debt	-	-	697,423	-
Other Income
Other	(4,849,766)	(252,461)	(7,000,248)	(1,171,675)
Paycheck Protection Program forgiveness	-	-	(7,219,794)	-
Other Expense
Other	5,145,106	1,113,211	10,482,934	3,669,048
Contingent consideration revaluation	602,090	204,251	5,761,815	(112,521)
Interest expense	14,496	42,373	672,153	124,026
Income before taxes	$27,678,810	$24,077,816	$86,629,240	$44,339,312
Income tax expense	(4,110,795)	-	(13,405,594)	-
Net and comprehensive income	$23,568,015	$24,077,816	$73,223,646	$44,339,312
Net and comprehensive income attributable to non-controlling interests	(4,432,516)	(1,516,755)	(9,393,623)	(3,474,116)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$19,135,499	$22,561,061	$63,830,023	$40,865,196

Earnings per share(4)
Basic	$0.20	$-	$0.69	$-
Diluted	$0.20	$-	$0.69	$-
Weighted-average number of shares
Basic	92,521,482	-	92,521,482	-
Diluted	92,695,197	-	92,658,878	-

Other Financial and Operating Data
Active communities at end of period(1)	107	79	107	79
Home closings	916	780	2,914	1,817
Average sales price of homes closed	$375,693	$361,442	$354,222	$363,279
Net new orders	1,301	1,159	4,830	2,799
Cancellation rate	13.9%	9.9%	11.8%	12.9%
Backlog (at period end) - homes	4,520	1,836	4,520	1,836
Backlog (at period end, in thousands) - value	$1,819,300	$683,743	$1,819,300	$683,743
Gross margin (in thousands)(2)	$57,936	$41,881	$169,219	$93,293
Gross margin %(3)	16.0%	14.8%	15.9%	13.9%
Net profit margin	5.3%	7.9%	6.0%	6.1%

1)	A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
2)	Gross margin is home sales revenue less cost of sales. Gross margin includes commission expense.
3)	Calculated as a percentage of home sales revenues.
4)
The Company calculated earnings per share (“EPS”) based on net income attributable to common stockholders for the period January 21, 2021 through September 30, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization as described in Note 1 – Nature of Business and Significant Accounting Policies, resulting in 92,521,482 shares of common stock outstanding as of the closing of the initial public offering. The total outstanding shares of common stock are made up of Class A common stock and Class B common stock, which participate equally in their ratable ownership share of the Company. For the three and the nine months ended September 30, 2021, the diluted shares of common stock outstanding were 92,695,197 and 92,658,878 respectively. Diluted shares were calculated by using the treasury stock method for stock grants and the if-converted method for the conversion option to common stock related to preferred stock that is available in the event the company has redeemed the stock in October of 2026.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021 (unaudited)		2020 (unaudited)		2021 (unaudited)		2020 (unaudited)
	Units	Average Sales Price	Units 2	Average Sales Price 2	Units 3	Average Sales Price 3	Units 4	Average Sales Price 4
Home Closings:
Jacksonville	305	$369,461	371	$323,691	865	$349,143	895	$306,017
Colorado	60	$478,536	86	$453,955	141	$475,863	183	$452,918
Orlando	123	$415,645	108	$334,953	431	$407,677	206	$347,897
DC Metro	32	$696,356	60	$539,041	91	$659,942	148	$541,686
The Carolinas (H&H Homes)	249	$309,276	N/A	N/A	907	$298,054	N/A	N/A
Other (1)	147	$355,914	155	$360,410	479	$327,762	385	$403,124
Total	916	$375,693	780	$361,442	2,914	$354,222	1,817	$363,279

(1)	Austin, Savannah, Village Park Homes, Active Adult and Custom Homes.

Dream Finders Homes, Inc.
Consolidated Balance Sheets

	September 30, 2021 (Unaudited)	December 31, 2020

Assets
Cash and cash equivalents	$85,539,220	$35,495,595
Restricted cash (VIE amounts of $2,854,685 and $8,793,201)	181,851,145	49,715,553
Accounts receivable (VIE amounts of $1,872,199 and $1,288,359)	31,845,905	24,927,903
Inventories:
Construction in process and finished homes	595,643,030	396,630,945
VIE owned land and lots	20,708,390	40,900,552
Company owned land and lots	50,140,666	46,839,616
Lot deposits	156,605,165	66,272,347
Equity method investments	7,343,797	4,545,349
Property and equipment, net	3,825,299	4,309,071
Operating lease right-of-use assets	12,665,167	14,219,248
Finance lease right-of-use assets	232,917	335,791
Intangible assets, net of amortization	1,995,000	2,660,003
Goodwill	30,360,997	28,566,232
Deferred tax asset	3,941,011	-
Other assets (VIE amounts of $2,460,576 and $0)	49,884,074	18,262,036
Total assets	$1,232,581,783	$733,680,241
Liabilities
Accounts payable (VIE amounts of $655,511 and $1,315,582)	$72,306,819	$37,418,693
Accrued expenses (VIE amounts of $7,284,286 and $9,977,268)	65,740,570	67,401,055
Customer deposits	109,780,976	59,392,135
Construction lines of credit	440,000,000	289,878,716
Notes payable (VIE amounts of $2,697,031 and $8,821,282)	3,913,031	29,653,282
Operating lease liabilities	12,981,615	14,410,560
Finance lease liabilities	242,623	345,062
Contingent consideration	27,712,570	23,157,524
Total liabilities	$732,678,204	$521,657,027
Commitments and contingencies (Note 6)
Mezzanine Equity
Preferred mezzanine equity	154,892,565	55,638,450
Common mezzanine equity	-	20,593,001
Total mezzanine equity	$154,892,565	$76,231,451

Members' Equity
Common members' equity	-	103,852,646
Total members' equity	$-	$103,852,646

Stockholders' Equity - Dream Finders Homes, Inc.
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,295,329 outstanding	322,953	-
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602,262	-
Additional paid-in capital	256,761,849	-
Retained earnings	64,552,332	-
Non-controlling interests	22,771,618	31,939,117
Total stockholders' and members' equity	499,903,579	212,023,214
Total liabilities, mezzanine equity, members' equity and stockholders' equity	$1,232,581,783	$733,680,241

SOURCE: Dream Finders Homes, Inc.

Investor and Analyst Contact – investors@dreamfindershomes.com
Anabel Fernandez – Interim CFO & Treasurer
Jake Williamson – Director of Treasury

Media Contact – mediainquiries@dreamfindershomes.com
Anabel Fernandez – Interim CFO & Treasurer
Robert Riva – General Counsel